Exhibit 10.4

RESTRICTED STOCK AWARD
non-transferable
GRANT TO
DAVID H. BERGSTROM
(the “Participant”) on December 4, 2006
by NovaDel Pharma Inc. (the “Company”) of
100,000 shares of its common stock, par value $0.001 per share (the “Restricted Shares”)

pursuant to and subject to the provisions of the 2006 NovaDel Pharma Inc. Equity Incentive Plan (the “Plan”) and to the terms and conditions set forth hereafter.

IN WITNESS WHEREOF, NovaDel Pharma Inc. acting by and through its duly authorized officer, has caused this Award Agreement to be executed as of the day and year first above written.

NovaDel Pharma Inc. By:/s/ MICHAEL E. SPICER Its: Chief Financial Officer Accepted by the Participant: /s/ DAVID H. BERGSTROM David H. Bergstrom

1.	Grant of Shares. The committee (the “Committee”) appointed by the Board of Directors of the Company to administer the 2006 NovaDel Pharma Inc. Equity Incentive Plan (the “Plan”), hereby grants to the Participant named above, subject to the restrictions and the other terms and conditions in the Plan and in this Award Agreement, the number of Shares indicated on page 1 hereof (the “Restricted Shares”). Unless otherwise indicated, any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan. By accepting the Restricted Shares, the Participant is deemed to agree to comply with the terms of the Plan, this Award Agreement and all applicable laws and regulations.

2.	Restrictions. The Restricted Shares are subject to each of the following restrictions set forth in this Section. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Any attempted sale, transfer, exchange, assignment, pledge, hypothecation or other encumbrance of the Restricted Shares in violation of this Award Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. If the Participant’s employment with the Company terminates as provided in Section 6 hereof, then the Participant shall forfeit all of the Participant’s right, title and interest in and to the Restricted Shares as of the date of termination and such Restricted Shares shall immediately revert to the Company. The restrictions imposed under this Section shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.

3.	Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will cumulatively expire (the period prior to such expiration being referred to herein as the “Restricted Period”) as follows:

(a) One Year after the Grant Date, 33% of the Restricted Shares shall vest;
(b) Two Years after Grant Date, 33% of the Restricted Shares shall vest;
(c) Three Years after Grant Date, 34% of the Restricted Shares shall vest;
(d) Notwithstanding (a) – (c) of this Section 3, all (100%) of the Restricted Shares shall vest upon the death or Disability of the Participant.

4.	Delivery of Shares. The Restricted Shares will be registered in the name of the Participant as of the Grant Date and will be held by the Company during the Restriction Period in certificated or uncertificated (book-entry) form. If a certificate for Restricted Shares is issued during the Restriction Period with respect to such Restricted Shares, such certificate shall be registered in the name of the Participant and shall bear a legend delineating such restriction.

Stock certificates for the Shares with a legend shall be delivered to the Participant (or the Participant’s designee upon request of the Participant) after the expiration of the Restriction Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Restricted Shares.

5.	Voting and Dividend Rights. The Participant, as beneficial owner of the Restricted Shares, shall have full voting and dividend rights with respect to the Restricted Shares from and after the Grant Date (i.e., throughout the Restriction Period). If the Participant forfeits any rights he or she may have under this Award Agreement in accordance with Section 6, the Participant shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and the Participant shall no longer be entitled to receive dividends on such stock.

6.	Termination.

          (a)      For Cause. If, during the Restriction Period as to any Restricted Shares hereunder, the Participant’s employment or service is terminated for Cause or by the Participant, then all Restricted Shares hereunder shall be forfeited.

          (b)      Other. If, during the Restriction Period as to any Restricted Shares hereunder, (i) the Participant’s employment is terminated prior to the end of the term under any employment agreement between the Company and the Participant other than as a result of the Participant’s death or Disability and other than due to a Change in Control, (ii) the Participant’s employment agreement is not renewed by the Participant at the end of its initial term, or (iii) the Company provides notice to the Participant that his employment agreement will not be renewed, any Restricted Shares hereunder shall be forfeited.

7.	Provisions of Plan Control. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly, provided that to the extent the Plan provides the Committee with discretion to determine the terms of the Restricted Shares, the exercise of such discretion shall not be considered to be inconsistent with the terms of the Plan. This Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8.	Amendment. The Committee may amend, modify or terminate this Award Agreement without approval of the Participant; provided, however, that such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of the award hereunder determined as if it had been fully vested (i.e., as if all restrictions on the Restricted Shares hereunder had expired) on the date of such amendment or termination.

9.	Notices. All notices or other communications required or permitted to be given under this Award Agreement to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to the Participant, at the last address of the Participant known to the Company at the time the notice or other communication is sent.